Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS TOPLINE DATA FROM PHASE 2 STUDY OF

RETASPIMYCIN HYDROCHLORIDE, ITS HSP90 INHIBITOR, IN PATIENTS WITH

NON-SMALL CELL LUNG CANCER

– Trial Did Not Meet Efficacy Endpoints –

– Company to Focus Efforts on P13K Portfolio, Including IPI-145, and Preclinical Pipeline –

CAMBRIDGE, Mass. – September 25, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced topline data from its Phase 2 study of retaspimycin hydrochloride (HCl), a potent and selective heat shock protein 90 (Hsp90) inhibitor, in patients with non-small cell lung cancer (NSCLC) who had a history of smoking. In this double-blind, randomized, placebo-controlled study, retaspimycin HCl did not meet its pre-specified efficacy endpoints for demonstrating an improvement in overall survival in the total patient population or in patients with squamous cell carcinoma. In the study, the safety profile of retaspimycin HCl plus docetaxel was comparable to docetaxel and placebo. Infinity expects to present the final data in a peer-reviewed setting after all analyses are complete. The company will not initiate any new trials with retaspimycin HCl.

“Although our Phase 1b data in patients with non-small cell lung cancer were encouraging and there was a strong biological rationale for the combination treatment, further development of retaspimycin HCl plus docetaxel in this very challenging disease is not merited based on data from this rigorously conducted study. We appreciate the support of the patients and caregivers who participated in this trial,” stated Julian Adams, Ph.D., president of research and development at Infinity. “We will now focus our clinical research and development effort on IPI-145, our lead PI3K-delta,gamma inhibitor, for which we have encouraging data in patients with life-threatening hematologic malignancies.”

Based on encouraging preliminary activity observed in a Phase 1 study of IPI-145, Infinity’s potent, oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in patients with advanced hematologic malignancies (blood cancers), the company is conducting a Phase 2 trial of IPI-145 in patients with indolent non-Hodgkin lymphoma and planning a Phase 3 trial in patients with chronic lymphocytic leukemia. IPI-145 also has therapeutic potential in inflammatory diseases, and the company is conducting a Phase 2 trial of IPI-145 in patients with rheumatoid arthritis as well as an exploratory, signal-finding Phase 2a study of IPI-145 in mild, allergic asthma. Additionally, Infinity is conducting preclinical studies of IPI-443, its second oral PI3K-delta and PI3K-gamma inhibitor, which also has the potential to treat hematologic malignancies and inflammatory diseases.

Details and Topline Data for Phase 2 Study of Retaspimycin HCl Plus Docetaxel

Retaspimycin HCl did not meet its pre-specified efficacy endpoints for demonstrating an improvement in overall survival in the total patient population or in patients with squamous cell carcinoma. In addition, the combination did not show a treatment benefit in patient populations defined by pre-specified biomarkers, including KRAS, p53 and plasma levels of Hsp90-alpha. The safety profile of retaspimycin HCl plus docetaxel was comparable to docetaxel and placebo.

The Phase 2, randomized, placebo-controlled study evaluated the efficacy and safety of retaspimycin HCl plus docetaxel compared to placebo plus docetaxel in 226 patients with second-or third-line NSCLC who were naïve to docetaxel treatment and had a smoking history. Patients received 450 mg/m2 retaspimycin HCl or placebo dosed weekly in combination with the standard dose of docetaxel dosed once every three weeks during a 21-day cycle. The co-primary efficacy endpoints were overall survival in the entire patient population and overall survival in patients with squamous cell carcinoma.

Infinity today also announced that it will complete enrollment of the final cohort of patients in its separate exploratory study of retaspimycin HCl in combination with everolimus (an mTOR inhibitor) in NSCLC patients with a KRAS mutation by the end of 2013 to conclude its development of retaspimycin HCl.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: plans to present data from its trial of retaspimycin HCl in combination with docetaxel in patients with NSCLC; plans not to initiate new trials with retaspimycin HCl; plans to focus clinical research and development efforts on IPI-145; plans for a Phase 3 trial in patients with chronic lymphocytic leukemia; timing for the completion of enrollment in its ongoing trial of retaspimycin HCl in combination with everolimus and conclusion of development of retaspimycin HCl; and its strategic plans and goals with respect to its business. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will initiate clinical trials, enroll patients, or report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; cash requirements and unplanned cash expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; adverse economic and market conditions, and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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